UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________________
FORM 8-K
 _____________________________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
September 3, 2013
  _____________________________________
HUNTINGTON INGALLS INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)
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DELAWARE	1-34910	90-0607005
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

4101 Washington Avenue, Newport News, Virginia		23607
(Address of principal executive offices)		(Zip Code)
(757) 380-2000
(Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On September 3, 2013, Huntington Ingalls Industries, Inc. (the "Company") approved the closing of its Gulfport Composite Center of Excellence (the “Gulfport Facility”) in Gulfport, Mississippi, which it intends to complete by May 2014. In connection with this closure, the Company expects to impact 427 employees either through headcount reductions or transfers and to incur total costs of approximately $59 million, consisting primarily of approximately $52 million in accelerated depreciation of fixed assets, $2 million in personnel related costs and $5 million in facility shutdown and other related costs. All but approximately $7 million of the total costs are non-cash, and approximately $14 million of the total costs will be recorded in the third quarter of 2013, with the remainder expected to be recognized over the following six quarters. The Company estimates that these costs will reduce operating income in the third quarter of 2013 by $15 to $20 million with no material impact in subsequent periods.

A copy of the press release announcing the closing of the Gulfport Facility is attached hereto as Exhibit 99.1 and incorporated by reference herein.

This Current Report on Form 8-K contains forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the amount, timing and components of the charges that the Company expects to incur in connection with the closure of the Gulfport Facility and the impact on operating income, and the Company's actual results could vary from these estimates. The Company undertakes no obligation to update any forward-looking statements and you should not place undue reliance on any forward-looking statements that it may make.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit No.	Description
99.1	Press Release dated September 4, 2013

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUNTINGTON INGALLS INDUSTRIES, INC.

Date: September 4, 2013	By:	/s/ Barbara A. Niland
Barbara A. Niland
Corporate Vice President, Business Management and Chief Financial Officer